Exhibit 8.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

February 16, 2022

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James Square

London SW1Y 4LB

United Kingdom

Ladies and Gentlemen:

We are acting as United States counsel to Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), in connection with the preparation of the registration statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s common shares (the “Securities”). The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that the discussion set forth under the caption “MATERIAL UNITED STATES TAX CONSIDERATIONS” in the Prospectus, subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Securities.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP